Exhibit X

EXECUTION VERSION

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of April 27, 2025 (this “Joinder Agreement”), to that certain Voting Agreement, dated as of March 6, 2025 (as amended, restated, supplemented or modified from time to time in accordance with the terms thereof, the “Agreement”), by and among Walgreens Boots Alliance, Inc. a Delaware corporation (the “Company”), Stefano Pessina, a Monégasque citizen (“SP”), Alliance Santé Participations S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg (“ASP” and, ASP together with SP, the “Stockholders” and each, a “Stockholder”) and Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), is entered into by and between the Company, SP, ASP, Alliance Sante Participations Ltd., an exempted company incorporated in the Cayman Islands with limited liability (Registration No. 411380) (“ASP Ltd.”) and Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (including such terms as are defined by reference to their definitions in the Merger Agreement).

WHEREAS, ASP Ltd. is a wholly controlled Affiliate of SP and constitutes an ASP Permitted Transferee under Section 4.2 of the Agreement;

WHEREAS, on the date hereof (i) SP has agreed to sell, assign, transfer and convey to ASP Ltd. the entirety of his holding of 832,258 shares of Company Common Stock (being all the Owned Shares held of record by SP as of the date hereof) and (ii) ASP has agreed to sell, assign, transfer and convey to ASP Ltd. the entirety of its holding of 144,788,821 shares of Company Common Stock (being all the Owned Shares held of record by ASP as of the date hereof, and together with the Owned Shares transferred by SP, constitute all the Covered Shares, as of the date hereof), each of which Transfers is expressly permitted by Section 4.2 of the Agreement; provided that ASP Ltd., as the permitted transferee of the Covered Shares, prior to and as a condition to the effectiveness of such Transfer executes and delivers to Parent and the Company a joinder to the Agreement in a form reasonably acceptable to Parent and the Company agreeing to be bound by all of the terms and provisions of the Agreement;

WHEREAS, pursuant to Section 20 of the Agreement neither Stockholder may assign or delegate any of its rights, interests or obligations under the Agreement, in whole or in part (including to any permitted transferee of the Covered Shares), without the prior written consent of the other parties to the Agreement; and

WHEREAS, the parties hereto desire to execute this Joinder Agreement to evidence ASP Ltd.’s agreement to be bound by the terms of the Agreement and its right to enforce the Agreement as the permitted assign of the Stockholders and the permitted transferee of all the Covered Shares.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.             Agreements of ASP Ltd.

(a)        By executing and delivering this Joinder Agreement, effective as of the date hereof, ASP Ltd. hereby agrees to become a party to, to be bound by, and to comply with all the terms and provisions of the Agreement as applicable to the Stockholders in the same manner as if ASP Ltd. were an original signatory to the Agreement. Without limiting the foregoing, ASP Ltd. hereby assumes the obligations of the transferring Stockholders with respect to the Covered Shares transferred, including the obligation to vote such Covered Shares in the manner set forth in the Agreement.

(b)        In addition, by executing and delivering this Joinder Agreement, ASP Ltd. hereby makes mutatis mutandis, as of the date hereof the same representations and warranties, subject to the same qualifications and limitations, as made by the Stockholders in the Agreement.

2.             Acknowledgement of Parent and the Company.  By acknowledging this Joinder Agreement, each of the Company and Parent hereby acknowledges and agrees that ASP Ltd. shall have the right to assume and enforce all the rights, benefits and interests of the Stockholders under the Agreement, as their permitted assign, pursuant to and in accordance with the Agreement and the term “Stockholder” shall be interpreted for all purposes to include ASP Ltd.

3.            Exhibit A.  Effective as of the date hereof, Exhibit A to the Agreement is amended and restated in its entirety and replaced by Exhibit A attached hereto.

4.            Notices.  Any notice to ASP Ltd. required or permitted by the Agreement shall be given to the address listed below ASP Ltd.’s signature below.

5.           No Amendment.  Except as expressly provided herein, the Agreement shall continue in full force and effect according to its terms. For the avoidance of doubt, this Joinder Agreement is not intended to, and does not, novate the Agreement, and nothing herein shall relieve the Stockholders of any of their obligations thereunder.

6.            Miscellaneous.  The provisions of Sections 15 to 29 of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Joinder Agreement.

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[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

Alliance SantE Participations LTD.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ben Burman
	Name:	Ben Burman
	Title:	Director

Address for Notices:

c/o The Family Office
24, boulevard du Ténao
98000 Monaco
Attention: Ben Burman

STOCKHOLDERS:

Alliance SantÉ Participations S.A.

By:	/s/ Simone Retter
	Name:	Simone Retter
	Title:	Président (Chairman)

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Administrateur (Director)

STEFANO PESSINA

/s/ Stefano Pessina
Stefano Pessina

[Signature Page to Joinder Agreement – Voting Agreement]

Acknowledged and Agreed

BlAZING STAR PARENT, LLC

By:	/s/ Kevin Burke
	Name:	Kevin Burke
	Title:	Vice President and Secretary

[Signature Page to Joinder Agreement – Voting Agreement]

Acknowledged and Agreed

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Lanesha Minnix
	Name:	Lanesha Minnix
	Title:	Executive Vice President and Global Chief Legal Officer

[Signature Page to Joinder Agreement – Voting Agreement]

Exhibit A

Owned Shares

Stockholder	Owned Shares	Owned Equity Awards
Alliance Santé Participations S.A.	0	0
Stefano Pessina	0	1,317,544	[1]
Alliance Sante Participations Ltd.	145,621,079	0

1 Excludes 1,994,010 Company Stock Options owned by SP (all of which are exercisable for a per share exercise price in excess of the Per Share Cash Consideration under the Merger Agreement and will not give rise to the right to receive any amount in cash pursuant to Section 2.3(a) of the Merger Agreement). SP’s stock options are all exercisable at a price of $57.38 or higher.